EXHIBIT 10.1

September 1st, 2006

Maureen Lamb

Dear Maureen:

We are pleased to offer you a position with Kyphon Inc. (“Kyphon” or the “Company”) as VP and Chief Financial Officer, commencing September 15th, 2006, reporting to Rich Mott. This employment offer is contingent upon the satisfactory completion of your background check. Your compensation package will include the following:

•	Annual salary of $280,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

•	A one-time gross hire-on bonus of $25,000 paid in the first payroll check. If you were to leave Kyphon voluntarily prior to your one-year anniversary, you will need to reimburse Kyphon the full amount.

•	You will also be eligible to participate in our Key Contributor Incentive Plan (KCIP). This plan pays bonuses to participating employees based on achievement of defined Company and individual performance objectives, and is paid out annually. The current KCIP target bonus for your position is 30%. Actual annual pay-outs can be more or less than the target based on actual Company and individual results. The initial payment is pro-rated to your hire date.

•	In addition, you will be participating in our Variable Incentive Plan (VIP) bonus program. This bonus is based on the Company’s achievement of defined performance objectives, and is paid out quarterly. The current VIP target bonus is 5% of base salary. Actual quarterly pay-outs can be more or less than the target based on actual Company results. The initial payment is pro-rated to your hire date.

•	Subject to the approval of the Company’s Board of Directors or designated delegate, you will be granted a nonqualified stock option to purchase 100,000 shares of Company common stock under the Company’s 2002 Stock Plan (the “Option”) at an exercise price equal to the price of Kyphon stock at the market close on the grant date. The grant date will be your date of hire, or the date on which the Board of Directors or designated delegate approves the grant, whichever is later. Twenty-five percent of the shares subject to the Option will vest one year after your employment start date, and one forty-eighth of the shares will vest on the monthly anniversary of your employment start date each month thereafter, provided that vesting is contingent on your continued employment through each applicable vesting date. In all other respects, the Option shall be subject to the terms, definitions and provisions of the Company’s 2002 Stock Plan and Stock Option Agreement by and between you and the Company.

•	You will be eligible for Kyphon’s health & welfare benefits effective your employment start date. These include:

•	401(k) Plan: You may contribute 1 - 100% of your pay each pay period (up to the annual IRS maximum). Kyphon will match 50% of the first 5% of your compensation contributed to the 401(k) plan each pay period. In addition, Kyphon will true-up the matching contribution at year end to ensure all active employees receive a match of at least 50% of their first $4,000 contributed.

•	Employee Stock Purchase Plan (ESPP): The ESPP gives you the opportunity to purchase Company stock at a discount of 15% through payroll deductions. Enrollment dates are February 1 or August 1. Once enrolled, you may contribute 1 - 15% of your pay each pay period to the ESPP.

•	Paid Time-Off (PTO): You will accrue 17 days of PTO your first year and your accrual rate will increase by one additional day of PTO on each Kyphon employment anniversary date (up to a maximum annual accrual rate of 22 days/year). PTO provides paid leave for vacations, illness, injury or personal time.

•	Employee Education Assistance Program: You are eligible for tuition reimbursement for eligible courses up to 100% of the total reimbursable expenses up to an annual calendar maximum of $5,250. Employees working greater than or equal to 30 hours per week are eligible for this program.

•	Dependent Education Assistance Program: Depending on your length of service, Kyphon may reimburse eligible dependent college and/or university expenses up to $7,500 per calendar year per qualifying dependent. The reimbursement level is based on your length of service with Kyphon. Employees working greater than or equal to 30 hours per week with at least one year of service with Kyphon are eligible for this program.

•	Please refer to the Employee Handbook and various plan policies and forms for detailed information on all these benefits. To the extent there is any discrepancy between the terms of those policies/plans and this agreement, the policies/plans will control.

Your benefits new hire orientation will be at 2:00 PM on the Monday of your start date in the Elizabeth Blackwell conference room. In this orientation you will learn about our complete benefit offerings. If your start date is not on a Monday, your new hire orientation will occur the Monday following your start date at the above time and location.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Prior to the start of your employment, you will be required to sign the Company’s standard Employee Proprietary Information Agreement, a copy of which is enclosed. If you accept this offer, please return to me a signed copy of that agreement. In addition, you agree to abide by the Company’s strict policy that prohibits any employee from using or bringing with him or her from any employer other than the Company any confidential information, trade secrets or proprietary materials or processes of such other employer.

In order to protect the Company’s valuable proprietary information, you agree that during your employment and for a period of one year following the termination of your employment with the Company for any reason, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance concerning methods or devices for treating vertebral compression fractures to any of the following entities, which are some, but not all, of the Company’s direct competitors: Medtronic Sofamor Danek, Disc-O-Tech, Biomet, Synthes Spine, Spineology, SpineWave, A-Spine, and Stryker Spine. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the inevitable disclosure of the Company’s proprietary information. You further acknowledge and agree that the restrictions contained in this paragraph will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.

In the event of any dispute or claim arising out of or relating to your employment relationship with the Company, the termination of that relationship, or this agreement (including, but not limited to any claims of wrongful termination, breach of contract, fraud, infliction of emotional distress, or age, sex, race, national origin, disability, religious or other discrimination, harassment or retaliation), you and the Company agree that all such disputes or claims shall be resolved exclusively by means of a court trial conducted by the Santa Clara County (California) Superior Court or the federal district court for the Northern District of California, and you and the Company agree that such courts will have personal and subject matter jurisdiction over all such disputes or claims. You and the Company hereby irrevocably waive any and all rights to have such disputes or claims tried by a jury. You and the Company further agree that if, and only if, this jury waiver shall, for any reason, be held to be invalid or unenforceable, then any dispute or claim between us will be exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.

If any provision of this agreement is deemed invalid or unenforceable, that provision will be modified to the extent necessary to make it valid and enforceable, and the validity and enforceability of the remaining provisions of this agreement shall not be affected in any way.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me by September 5th, 2006. A duplicate original is enclosed for your records. This agreement, along with any other agreements described above, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

We look forward to working with you at Kyphon!

Sincerely,

KYPHON INC.

/s/ Steve Hams
Steve Hams
Vice President of Human Resources

I agree to and accept employment with Kyphon Inc. on the terms and conditions set forth in this agreement.

/s/ Maureen Lamb	9/6/06
Name	Date

Enclosures:	Duplicate Original Letter
Proprietary Information Agreement in Duplicate